                                  Exhibit H(3)

                                MASTER AGREEMENT
                         DST FAN SERVICES - MUTUAL FUNDS

     AGREEMENT made as of _______________, 1999 (the "Effective Date") by and between DST Systems, Inc., a Delaware corporation ("DST") and
______________________, a _______________ corporation ("Customer"). DST and
Customer are together referred to herein as the "Parties" and individually as the "Party".

     WHEREAS, DST is a provider of transfer agency and shareholder record keeping and accounting services to the mutual fund industry utilizing proprietary computer software programs and systems developed by DST and maintained on computers located at DST facilities, including the Financial Access Network-TM-;

     WHEREAS, Customer provides certain registered investment companies with various services, including Customer's site on the World Wide Web, through which visitors to such Web site may obtain information about the registered investment companies serviced by Customer; and

     WHEREAS, Customer desires to utilize its Web Site, the Internet and DST FAN Web Services to provide shareholders of the registered investment companies serviced by Customer with access to account information and certain on-line transaction request capabilities in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

                                    ARTICLE I

                                   DEFINITIONS

     The following definitions shall apply to this Agreement. Additional terms may be defined in the Agreement and in the exhibits which describe the FAN Services to be provided by DST for the Customer.

     - "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

     - "Control" over a Person shall mean (i) the possession, directly or indirectly, of more than 50% of the voting power to elect directors, in the case of a Person that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or a Person having management rights comparable to those of a general partner shall be deemed to control such Person. The terms "Controlling" and "Controlled" shall have corollary meanings.

     - "DST Web Site" shall mean the collection of electronic documents or pages residing on the DST computer system, linked to the Internet and accessible by hypertext link through the World Wide Web, where the Transaction data fields and related screens provided by DST may be viewed by Users who access such site.

     - "FAN" shall mean the DST Financial Access Network, a DST computer and software system which provides an interface between the Internet and public data network service providers and the transfer agency systems of Funds for the purposes of communicating Fund data and information and Transaction requests.

     - "FAN Options" shall mean the series of edits and instructions provided by Customer to DST in writing and which reside on a DST computer, through which Customer specifies its instructions for Transactions which may be requested through the use of various FAN Services, e.g., minimum and maximum purchase, redemption and exchange amounts.

     - "FAN Services" shall mean the services provided by DST utilizing FAN(R), the DST Web Site, the Internet, and other software, equipment and systems provided by DST and telecommunications carriers and firewall providers, whereby Transactions may be requested in each Fund by Users accessing the DST Web Site via the Internet.

     - "Fund(s)" shall mean the various registered investment companies (mutual funds) for which Customer provides various services and which Customer has designated to participate in FAN Services. Customer has provided DST with a list of the Funds on or prior to the Effective Date.

     - "Person" shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     - "Security Procedures" shall mean the procedures, including the use of encryption technology, implemented for purposes of protecting the integrity, confidentiality or secrecy of, and the unauthorized interception, corruption, use of, or access to, any data or information transmitted via FAN Services.

     - "Transactions" shall mean account inquiries, purchases, redemptions through Automated Clearing House, fed wire, or check to the address of record for the Fund account, exchanges and other transactions offered through FAN Services.

     - "User(s)" shall mean record owners or authorized agents of record owners of shares of a Fund, including brokers, investment advisors and other financial intermediaries.

                                   ARTICLE II

                         USE OF FAN SERVICES BY CUSTOMER

     Section 2.1 SELECTION OF FAN SERVICES. DST will perform, and Customer has selected, the FAN Services described on the Services Exhibits attached to this Agreement. New Services Exhibits describing additional FAN Services may be added to this Agreement from time to time by mutual written agreement of DST and Customer, and such additional FAN Services shall be subject to the terms of this Agreement.

     Section 2.2 DST RESPONSIBILITIES. During the Term and subject to the provisions of this Agreement, DST shall, at its expense (unless otherwise provided for herein): (i) provide, or hire other Persons to provide, all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the DST Web Site; and (ii) deliver a monthly billing report to Customer, which shall include a report of Transactions, by type, processed through FAN Services.

     Section 2.3 CUSTOMER RESPONSIBILITIES. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein) fulfill the Customer obligations, if any, set forth in each Service Exhibit to this Agreement.

     Section 2.4 CHANGE IN DESIGNATED FUNDS. Upon thirty (30) days prior notice to DST, Customer may change the Funds designated to participate in FAN Services by delivering to DST, in writing, a revised list of participating Funds.

     Section 2.5 SCOPE OF DST OBLIGATIONS. DST shall at all times use reasonable care in performing FAN Services under this Agreement. In the absence of willful misconduct, knowing violations of applicable law, reckless disregard of its duties under this Agreement, or negligence on its part in the performance of FAN Services, DST shall not be liable for any action taken, suffered, or omitted by it or for any error made by it in the performance of its services under this Agreement. With respect to those actions or services delineated in FAN Options and all other instructions given to DST by Customer, DST shall be presumed to have exercised reasonable care if it has acted in accordance with the FAN Options and other instructions provided by Customer. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which DST has implemented or omitted, DST shall be presumed to have used reasonable care if it has followed, in all material respects, at least those Security Procedures described in the Security Procedures attachment to each Service Exhibit to this Agreement. DST may, but shall not be required to, modify such Security Procedures from time to time to the extent it believes, in good faith, that such modifications will enhance the security of FAN. All data and information transmissions via FAN Services are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of Customer and each Fund. Customer acknowledges and agrees that its Users are responsible for verifying the accuracy and receipt of all data or information transmitted via FAN Services. Customer is responsible for advising its Users of their responsibility for promptly notifying the Fund's transfer agent of any errors or inaccuracies relating to shareholder data or information transmitted via FAN Services.

     Section 2.6 YEAR 2000. Notwithstanding anything in this Agreement to the contrary, DST's only warranty with respect to year 2000 compliance is that FAN will be year 2000 compliant during the term set forth in Section 5.1 of this Agreement. As used in this Agreement "year 2000 compliant" shall mean that FAN will perform in accordance with the terms of this Agreement regardless of the century with respect to which date data is encountered by FAN; provided, that (i) all date data received by DST for use by FAN is accurate and in formats specified by DST from time to time, (ii) all date data generated by FAN is accepted by Customer in formats provided by DST from time to time, and (iii) DST shall not be obligated to provide date data for interface functions such as screens, reports or data transmission files in any format other than that specified by DST from time to time. Notwithstanding the foregoing, DST makes no representation or warranty as to the ability of any hardware, firmware, software, products or services provided to DST by any other party to manipulate or process date data, or as to the functionality of any DST software, including FAN, in circumstances where data received from any Customer system or any other system is invalid, incorrect or otherwise corrupt.

                                   ARTICLE III

                                      FEES

     As consideration for the performance by DST of the FAN Services, Customer will pay DST the fees relating to each such service as set forth in each Service Exhibit attached to this Agreement.

                                   ARTICLE IV

                               PROPRIETARY RIGHTS

     Customer acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of DST. Any software DST provides to Customer pursuant to this Agreement shall be used by Customer only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through DST, and shall not be used by Customer to provide connectivity to or through any other system or Person. Any interfaces and software developed by DST shall not be used to connect Customer to any transfer agency system or any other Person without DST's prior written approval. Customer shall not copy, decompile or reverse engineer any software provided to Customer by DST. Customer also agrees not to take any action which would mask, delete or otherwise alter any DST on-screen disclaimers and copyright, trademark and service mark notifications provided by DST from time to time, or any "point and click" features relating to User acknowledgment and acceptance of such disclaimers and notifications.

                                    ARTICLE V

                              TERM AND TERMINATION

     Section 5.1 TERM. This Agreement shall be effective as of the Effective Date and shall continue in force and effect for twelve (12) months following the Effective Date (the "Initial Term"). This Agreement shall automatically renew at the end of the Initial Term for additional, successive twelve (12)-month terms (each, a "Renewal Term") unless terminated by either party by written notice to the other at least sixty (60) days prior to the end of the initial term or any renewal term, in which case the effective date of such termination notice shall be the end of the relevant initial term or renewal term. The Initial Term and any Renewal Term(s) are referred to herein as the Term.

     Section 5.2 TERMINATION. Throughout the Term, either Party shall have the right to terminate this Agreement on written notice to the other Party of the other Party's material breach of this Agreement and such Party's failure to cure such breach within thirty (30) days.

     Section 5.3 EFFECT OF TERMINATION. In the event of a termination under the provisions of this Article V, the Parties will have no continuing obligations to one another other than the obligation to return to one another the confidential or proprietary materials of the other in their possession.

                                   ARTICLE VI

                     INDEMNIFICATION; LIABILITY LIMITATIONS

     SECTION 6.1 NO OTHER WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTIONS 2.5 AND 2.6 OF THIS AGREEMENT, THE FAN SERVICES AND ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AGREEMENT AND ITS EXHIBITS ARE PROVIDED "AS-IS," ON AN "AS AVAILABLE" BASIS, AND DST HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICES PROVIDED BY DST HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

     Section 6.2 LIMITATION OF LIABILITY. Under no circumstances shall DST be liable for indirect, incidental, consequential, special, exemplary or punitive damages (even if DST has been advised of or has foreseen the possibility of such damages), arising from the use or inability to use the FAN Services, the DST Web Site or FAN, or under any provision of this Agreement, such as, but not limited to, loss of revenue or anticipated profits or lost business. Without limiting any of the foregoing terms of this Section, in no event shall DST be liable under this Agreement in tort or otherwise for an amount exceeding the aggregate fees actually received by DST pursuant to Article III during the most recent Term of this Agreement.

     Section 6.3 INDEMNITY. Customer hereby indemnifies and holds DST harmless from, and shall defend it against any and all claims, demands, costs, expenses and other liabilities, including reasonable attorneys' fees, arising in connection with the use of, or inability to use, the FAN Services by any User, except to the extent such liabilities result directly from the negligence or intentional misconduct of DST in the performance of FAN Services.

                                   ARTICLE VII

                                 CONFIDENTIALITY

     Section 7.1 CONFIDENTIAL INFORMATION. Each of the Parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort, that is nonpublic and otherwise confidential or proprietary to the disclosing Party. This Agreement, and in particular, all DST Security Procedures and fee schedules, shall be considered confidential and proprietary. Each Party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing Party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing Party. Each Party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third Party for any purpose without the prior consent of the other. The provisions of this Section 7.1 shall not apply to versions of this Agreement which contain no references to Customer and which are used by DST with other entities, or to any information if and to the extent it was (i) independently developed by the receiving Party as evidenced by documentation in such Party's possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving Party or (iv) known to the receiving Party free of restriction at the time of such disclosure. The Parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the Parties shall forthwith return to one another all written materials and computer software which are the property of the other Party.

     Section 7.2 SPECIFIC PERFORMANCE. Each of the Parties agrees that the nonbreaching Party would not have an adequate remedy at law in the event of the other Party's breach or threatened breach of its obligations under
Section 7.1, and that the nonbreaching Party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either Party breaches or threatens to breach the obligations set forth in Section 7.1, in addition to and not in lieu of any legal or other remedies such Party may pursue hereunder or under applicable law, each Party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of providing actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a Party's ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

                                  ARTICLE VIII

                                  FORCE MAJEURE

     Customer acknowledges that the Internet is an unsecure, unstable, unregulated, unorganized and unreliable environment, and that the ability of DST to deliver FAN Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties. DST shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services, firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1 GOVERNING LAW; JURISDICTION. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the state of Missouri, without reference to the conflict of laws provisions thereof.

     Section 9.2 CAPTIONS. Captions used herein are for convenience of reference only, and shall not be used in the construction or interpretation hereof.

     Section 9.3 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall be deemed one and the same Agreement.

     Section 9.4 PARTIES' INDEPENDENT CONTRACTORS. The Parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them, and none of them shall have the power of authority to bind or obligate the others in any manner not expressly set forth herein.

     Section 9.5 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby unless either of the Parties shall, in its reasonable determination, conclude that it shall be materially prejudiced by such holding of invalidity, illegality or unenforceability, in which case such Party may terminate this Agreement by thirty (30) days written notice to the other.

     Section 9.6 NO WAIVER. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent by any Party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

     Section 9.7 ASSIGNMENT. Neither this Agreement nor all or any of the rights and obligations of either Party hereunder shall be assigned, whether by agreement or by operation of law to any Person other than an Affiliate of the assigning Party, without the prior written consent of the other Party, and any attempt to do so shall be void. No such permitted assignment shall relieve the assigning Party of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the respective successors, permitted assigns and legal representatives of the Parties hereto.

     Section 9.8 NOTICES. All notices, requests or communications required hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery, if delivered personally against written receipt, (ii) three
(3) days after posting by certified mail, postage prepaid, return receipt requested, (iii) upon confirmed receipt, if delivered by telecopier or (iv) the next day if delivered by a recognized overnight commercial courier, such as Federal Express or DHL, addressed in each instance to the Parties at the addresses set forth below the signatures of the parties at the end of this Agreement (or at such other addresses as shall be given by either of the Parties to the other in accordance with this Section 9.8).

     Section 9.9 NON-SOLICITATION. Each of the Parties agrees that it will not, during the Term, solicit or encourage to leave the employ or service of the other, any employee employed by or consultant serving with the other during such time, without the other's prior written consent. Such obligation will continue with respect to any person leaving the employ or service of the other Party for six (6) months after his or her departure.

     Section 9.10 ENTIRE AGREEMENT. This Agreement and its Exhibits together constitute the complete understanding and agreement of the Parties with respect to the subject matter hereof, and supersede all prior communications with respect thereto. They may not be modified, amended or in any way altered, except in a writing signed by both Parties. No agent of any Party hereto is authorized to make any representation, promise or warranty inconsistent with the terms hereof.

     IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the year and date first hereinabove indicated.

                                        DST SYSTEMS, INC.

By                                      By
  -----------------------------------     -------------------------------------
  Name:                                 Name:
       ------------------------------        ----------------------------------
  Title:                                Title:
        -----------------------------         ---------------------------------
  Address:                                     1055 Broadway, Ninth Floor
          ---------------------------   Kansas City, Missouri  64105-1594
  Tel:                                  Tel:     (816) 435-6568
      -------------------------------   FAX:     (816) 435-8630
  FAX:
      -------------------------------

                                 SERVICE EXHIBIT

                                  WEB SERVICES

1. WEB SERVICES. Customer has requested, and DST will provide Web Services as one of the FAN Services provided pursuant to the terms of the DST FAN Services Agreement (the "Agreement") between Customer and DST. Through Web Services, Shareholders may submit Transaction requests directly to the Fund's transfer agent via the Internet as described further in this Service Exhibit.

2. DEFINITIONS. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

         - "Customer Web Site" shall mean the collection of electronic documents or pages residing on the computer system of Customer (or an Internet Service Provider ("ISP") hired by Customer) connected to the Internet and accessible by hypertext link through the World Wide Web, where Shareholders may view information about the Funds and access the various Transaction screens provided by Customer.

         - "Shareholder" shall mean the record owner or authorized agent of the owner of shares of a Fund.

3. DST RESPONSIBILITIES. In connection with its performance of Web Services, DST shall:

                  (a) receive Transaction requests electronically transmitted to the DST Web Site via the Internet following execution of a link from the Customer Web Site to the DST Web Site and route Transaction requests through FAN to the Customer's transfer agency system;

                  (b) for each Transaction request received, route Transaction information from the Customer's transfer agency system through FAN to the Internet to be viewed by Users;

                  (c) deliver to Customer a DST FAN Options User Guide and FAN Options instruction form; and update FAN Options as necessary when provided written instructions from the Customer, and

                  (d) perform all other DST obligations as set forth in the Agreement.

4. CUSTOMER RESPONSIBILITIES. In connection with its use of Web Services, Customer shall:

                  (a) provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Customer Web Site;

                  (b) design and develop the Customer Web Site functionality necessary to facilitate and maintain the hypertext links to the DST Web Site and the various Transaction Web pages and otherwise make the Customer Web Site available to Shareholders;

                  (c) provide the FAN Options to DST for each Fund in writing on forms provided by DST and update the FAN Options in writing as required by Customer from time to time;

                  (d) provide DST with such other written instructions as it may request from time to time relating to the performance of DST's obligations hereunder; and

                  (e) perform all other Customer obligations as set forth in the Agreement.

5. PACKAGE SELECTION. Web Services is offered in a Basic Package and an Advance Package. Customer has selected the |_| Basic |_| Advanced Package.

         If Customer initially selects the Basic Package, upon thirty
         (30) days prior notice to DST, Customer may elect to upgrade from the Basic Package to the Advanced Package by signing two copies of the Upgrade Request Form attached to this Service Exhibit and delivering such form to DST along with payment of the Upgrade Fee in the current amount then charged by DST.

6. FEES. The fees payable to DST by Customer for Web Services are set forth on the Fee Schedule attached to this Service Exhibit.

                        FAN WEB SERVICES - TA2000 CLIENT

-----------------------------------------------------------------------------
FEE TYPE                                                      CHARGE
-----------------------------------------------------------------------------
BASE FEE
-----------------------------------------------------------------------------
     Basic Package(1)                                     $ 10,000.00
-----------------------------------------------------------------------------
     Advanced Package(2)                                  $ 15,000.00
-----------------------------------------------------------------------------
     FAN Set-up Fee                                       $  5,000.00
-----------------------------------------------------------------------------
TRANSACTION FEES
-----------------------------------------------------------------------------
     Account Inquiry (Position)                           $   .05
-----------------------------------------------------------------------------
     Account Inquiry (History)                            $   .05
-----------------------------------------------------------------------------
     Portfolio Inquiry (Position)                         $   .05
-----------------------------------------------------------------------------
     Transactions(3)                                      $   .50
-----------------------------------------------------------------------------
Monthly Minimum Transaction Fees                          $ 2,000
The monthly minimum fees for the initial FAN Services     $500.00/added
product is $2,000. Each additional FAN Services product   product
increases the monthly minimum fee by $500. (Vision(TM)
Product not included)
-----------------------------------------------------------------------------
OTHER FEES
-----------------------------------------------------------------------------
         Fund-Specific Enhancements/Consulting            $   150/hour
-----------------------------------------------------------------------------
         Tutorial Web Site (Optional)                     $   5,000
-----------------------------------------------------------------------------
         Additional Product Offerings (Optional)          Billed By Product
-----------------------------------------------------------------------------
FAN LITERATURE FEES(4)
-----------------------------------------------------------------------------
         Existing DST Literature client set-up fee        $   500.00
-----------------------------------------------------------------------------
         Non DST Literature client set-up fee             $   5000.00
-----------------------------------------------------------------------------
         Literature transaction charge per Literature
           request                                        $   .50
-----------------------------------------------------------------------------

NOTES:

- These fees apply only to cases where the fund provides a link from their web site to the DST transaction web site.

- The FAN set-up fee is a one-time charge. The fund company will only incur this charge once, regardless of the number of FAN services in which the fund participates.

- Other transactions may be supported in the future, the fees for which will be determined at that time. The fund will not be obligated to offer new transaction types.

- If a fund company upgrades from the "Basic" package to the "Advanced" package, the fund will pay the additional $5,000 fee for the upgrade.

- Monthly transaction fees combine all Product Offerings supported by the FAN interface.

                       SECURITY PROCEDURES - WEB SERVICES


1. ID / PASSWORD REQUIREMENTS

-----------------------------
(1) Includes 10 hours of consulting. Additional hours will be billed at $150/hour.
(2) Includes 20 hours of consulting. Additional hours will be billed at $150/hour.
(3) Transactions include ACH purchase to new or existing accounts, exchange to new or existing accounts, redemption via ACH, wire, or check, ordering of duplicate tax-forms or duplicate statements, checkbook re-orders, fulfillment requests, and PIN changes. Other transactions may be supported in the future, the fees for which will be determined at that time. The fund will not be obligated to offer new transaction types. The Actual Transaction Fees from all FAN Services products are aggregated each month to determine the monthly transaction fees charged. The monthly amount charged the Customer is the greater of the Monthly Minimum Transaction Fee or the total Actual Transaction Fees.
(4) Optional additional fees/products available. All monthly fees are added together.

Authentication of a Shareholder in FAN is based on account number, password, and optionally social security number.

Required - Account number is used as the identification (ID) of the Shareholder.

Required - Password is used as the access to the entered account. This is the Shareholder's personal identification number (PIN).

Optional - Social Security Number is an optional entry requirement controlled by the Customer to add another level of authentication to access the entered account number.

2. ENCRYPTION

The DST Web server runs Secure Sockets Layer ("SSL"). The purpose of using SSL is to encrypt data transmissions through the DST Web Site and block communications through the DST Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the DST Web Site is 40-bit encryption. Enhanced encryption (up to 128 bit) is available on an individual customer-by-customer basis.

3. NETWORK ACCESS CONTROL

A computer referred to as a "router" is located between the Internet backbone connection and the DST Web server. The purpose of the router is to control the connectivity to the DST Web server at the port level. This equipment is located at DST's Winchester data center, but it is administered and maintained by an independent fire wall provider. Changes to the systems residing on this computer are submitted to the fire wall provider for remote administration. DST is advised by its current fire wall provider that this equipment will not interrogate data, and that its only function is to limit the type of traffic accessing the DST Web server to the suite of Hyper-Text Transfer Protocols ("HTTP") transmissions. Ports on the router are configured to be consistent with ports on the DST Web server. DST is advised by its current fire wall provider that all other ports on the router other than those configured for the DST Web server are not accessible from the Internet.

The DST Web server utilizes a UNIX operating system. All services and functions within the DST Web server operating system are deactivated with the exception of services and functions which support HTTP. This is the required service for HTML content which is what the FAN Transactions are based upon. The general purpose of this feature is to prevent external users from entering UNIX commands or running UNIX based processes on the DST Web server. All ports on the DST Web server, except those required by FAN (the ports accessed through the fire wall provider's router), are disabled. All "listeners" are deactivated. Directory structures are "hidden" from the user. Services which provide directory information are also deactivated.

DST administrators gain access to the DST Web server through the physical console connected to the DST Web server, or through the internal network via DST Secure ID.

FAN also incorporates a computer system referred to as the "FAN Switch". The function of the FAN Switch is to perform data packaging, security interrogation, and protocol conversion. Data received by the FAN Switch from the DST Web server is interrogated for authenticity, repackaged for the DST TA/2000 mainframe system, and protocols are converted for communication.

The FAN Switch is programmed to terminate the session/Transaction between the Shareholder and FAN if data authentication fails. Alerts are provided to system administrators upon termination.

4. LIMITATION OF USERS

Access of DST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

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5. INDEPENDENCE OF EACH CUSTOMER'S LOCATION ON THE WEB SERVER

Independence of customer presence on the DST Web server is accomplished by establishing individual data set partitions on the DST Web server that are designed to be separate from other partitions. Each customer's presence resides within a separate data and directory structure on the DST Web server. The base transaction code required by FAN is, however, shared by all data set partitions.

Each customer URL on the DST Web server will identify a separate customer presence. The customer URL is designed to omit distinguishing characteristics of the URL which could identify the customer or DST to the Shareholder, and each customer will have a unique URL. The URL is in the following format :

https://www.financialtrans.com/ft/disclaim?cz=123456789

where the data following the `cz=' will be unique to the Customer. The Customer URL is not advertised by DST. Initial access to the Customer presence on the DST Web server will be through the Customer Web Site.

Book marking of HTML pages within the Customer's site on the DST Web server is not allowed with the exception of a legal terms page which is the initial page presented to the Shareholder upon entry to the DST Web server.

6. RIGHT TO AUDIT

Customers are allowed to audit, at their expense, the DST Web Site once in each 12 month period and any associated systems or networks within FAN, after providing reasonable notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software within FAN associated with the DST Web Site. Tools which may be used for the audit may include network security tools; provided, that DST may specify the time at which any tool is used, if DST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity. Customers will not perform any action that may interfere with the uptime or stability of DST's systems or networks. Subject to the foregoing, the Customer may perform any audit activity which is technically possible for a user of the public Internet. In particular, the Customer and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

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